UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-33155	04-3444218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

377 Simarano Drive
Marlborough, Massachusetts 01752
(Address of principal executive offices) (Zip Code)

Angelo P. Lopresti
Senior Vice President,
General Counsel and Corporate Secretary
(508) 373-1100
(Name and telephone number of the person to contact
in connection with this report, including area code.)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

Section 1 - Conflict Minerals Disclosure

Item 1.01 - Conflict Minerals Disclosure and Report

The Conflict Minerals Report for the calendar year ended December 31, 2024 filed herewith as Exhibit 1.01 and is available at http://investor.ipgphotonics.com/financials/sec-filings/default.aspx.

Any websites referenced in this Form SD and the information accessible through them are not incorporated in this Form SD or into the Conflict Minerals Report, nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02 - Exhibit

The Conflict Minerals Report required by Items 1.01 and 1.02 is filed herewith as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 - Exhibits

Exhibit Number	Exhibit Description
Exhibit 1.01	Conflict Minerals Report for the year ended December 31, 2024

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Specialized Disclosure Report to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

May 23, 2025	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel and Corporate Secretary